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SECOND PROSPECTUS SUPPLEMENT                         RULES 424(b)(3) and 424(c)
TO PROSPECTUS DATED NOVEMBER 4, 1997                 REGISTRATION NO. 333-36413


                               2,020,000 SHARES
                              YURIE SYSTEMS, INC.
                                 COMMON STOCK

        Yurie Systems, Inc. (the "Company" or "Yurie"), has prepared this Prospectus Supplement to update the Company's Prospectus dated November 4, 1997 (the "Prospectus") and the First Prospectus Supplement dated November 24, 1997 covering 2,020,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock") to be sold by certain Selling Stockholders of the Company. This Prospectus Supplement should be read in conjunction with the Prospectus and the First Prospectus Supplement, and is qualified by reference to the Prospectus and the First Prospectus Supplement except to the extent that the information herein contained supersedes the information contained in the Prospectus or the First Prospectus Supplement. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

        The Prospectus, together with the First Prospectus Supplement and this Second Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act with respect to offers and sales of the shares of Common Stock by the Selling Stockholders. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)."

        DATA LABS ACQUISITION. On December 1, 1997, the Company entered into a definitive merger agreement (the "Merger Agreement") providing for the merger (the "Merger") of Nicole Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company with and into privately-held Data Labs, Inc, a Delaware corporation ("Data Labs"), and pursuant to which Data Labs would become a wholly owned subsidiary of the Company. The Merger was effected on December 1, 1997 (the "Effective Time") pursuant to a certificate of merger filed with the Secretary of State of the State of Delaware.

        Data Labs is based in Maryland and manufactures and markets branch office ATM products. Prior to the Merger, the Company sold Data Labs branch office ATM access product on a private label basis as Yurie's LDR5.

        Pursuant to the terms of the Merger Agreement, the Company issued 358,412 shares of its common stock in exchange for all of the outstanding shares of common and preferred stock of Data Labs, all warrants to purchase Data Labs common stock, all vested options to purchase shares of Data Labs common stock outstanding immediately prior to the Effective Time of the Merger and fifty percent (50%) of the unvested options to purchase shares of Data Labs common stock outstanding immediately prior to the Effective Time of the Merger. The remaining unvested options equal to approximately 5,820 shares of Yurie common stock were assumed by the Company. Ten percent of the shares issued in the Merger, or 35,841 shares, were placed into an escrow to cover indemnification claims in connection with the transaction. The Merger is intended to be accounted for as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is December 9, 1997.